Exhibit 10.43

INCENTIVE COMPENSATION PROGRAM

Effective February 1, 2017

As part of our commitment to the good4u Crew, Natural Grocers by Vitamin Cottage, Inc. (together with its subsidiaries, the “Company”) is pleased to provide an incentive compensation opportunity when the Company as a whole meets or exceeds its annual net income and EBITDA goals. The purpose of the Company’s Incentive Compensation Program (the “Program”) is to motivate the good4u Crew members and reward them when Company-wide financial objectives are achieved.

Eligibility to Participate in the Program

All Company employees1 are eligible to participate in the Program, as follows:

●	All Store Support Center employees are eligible to participate in the Program upon the completion of 90 days of full-time employment.
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Store-level management employees (including Store Managers, Assistant Store Managers, 2nd Assistant Managers, Department Managers, Nutritional Health Coaches, Night Shift Managers, Department Assistants and Head Cashiers) are eligible to participate in the Program upon the completion of 90 days of full-time employment.

●	Store-level non-management employees (including all store support positions) are eligible to participate in the Program upon the completion of one year of full-time employment.

Key Features of the Program

The Program is a discretionary program under which payments may be made annually if the Company’s financial goals for that fiscal year have been achieved. In order for the incentive compensation pool to be funded and any pay-out to be made, the Company as a whole must meet or exceed its annual net income and EBITDA goals for the full fiscal year.

Pay-outs under the Program will be paid in a lump sum on a date determined by management following the release of the Company’s financial results for the full fiscal year. In order for an employee to qualify to receive an incentive compensation pay-out for any fiscal year, he or she must be employed by the Company on the date the pay-out is made.

Pay-Outs

If a pay-out is made under the Program for any fiscal year, each eligible employee’s incentive compensation pay-out will be determined based on the following:

●	For Store Support Center employees, the pay-out will be based on:
o	The base compensation earned by the employee during that portion of the fiscal year when he or she was eligible to participate in the Program;
o	The employee’s position/incentive level; and
o	The extent to which the overall Store Support Center performance goals and/or any other objectives established for that fiscal year have been met.

1 Kemper Isely (Co-President), Zephyr Isely (Co-President), Heather Isely (Executive Vice President) and Elizabeth Isely (Executive Vice President) do not participate in the Program.

●	For store-level employees, the pay-out will be based on:
o	The base compensation earned by the employee during that portion of the fiscal year when he or she was eligible to participate in the Program;
o	The employee’s position/incentive level; and
o	The extent to which the relevant store metrics for that fiscal year have been met at the employee’s store.

Administration

Management has the sole discretion and authority to administer, operate and interpret the Program. Management’s determinations regarding the administration, operation and interpretation of the Program, including whether incentive compensation payments will be made and the amount of any pay-outs, will be final and conclusive.

Amendment and Termination

The Company reserves the right to amend or terminate the Program at any time in its sole discretion.

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